Exhibit 99.1

FOR IMMEDIATE RELEASE

AcelRx Pharmaceuticals Appoints Timothy E. Morris as

Chief Financial Officer

REDWOOD CITY, CA—March 25, 2014—AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain, today announced the appointment of Timothy E. Morris as chief financial officer (CFO). Mr. Morris brings 30 years of professional finance and accounting experience to AcelRx, 18 of those years spent in the role of chief financial officer, most recently operating in this capacity at VIVUS, Inc., a commercial-stage biopharmaceutical company. Mr. Morris will be responsible for managing the company’s finance operations, its information systems and human resource and investor relations functions. Jim Welch, who had served as CFO since October 2010, departed the company to pursue other business opportunities.

“Tim’s recent knowledge in transitioning a development-stage company to commercial capability in terms of finance, accounting, information systems and personnel, coupled with his experience in structuring and valuing transactions, strategic planning and executive management, make him an invaluable addition to our company,” said Richard King, president and chief executive officer of AcelRx Pharmaceuticals. “The Board of Directors joins me in welcoming Tim to his new position and looks forward to drawing upon his talent and proven experience to support AcelRx growth. We also extend our thanks to Jim for his years of service to the company.”

“AcelRx represents a tremendous opportunity and I am honored to join the company at this important time as it transitions to the commercial stage,” commented Timothy E Morris. “AcelRx has made excellent progress to date, with the upcoming Zalviso PDUFA date and its collaboration with the Grünenthal Group on European market outreach. I believe the company is well positioned for success in 2014 and beyond.”

Mr. Morris served as a chief financial officer, senior vice president finance and global corporate development of VIVUS, Inc. from November 2004 to December 2013, overseeing finance, corporate development, IT, human resources, legal, and investor relations functions. Prior to VIVUS, Mr. Morris was CFO, senior vice president finance, manufacturing and administration from September 2001 to November 2004, and was a member of the Office of the President from August 2004 to November 2004 for Questcor Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the development, acquisition and marketing of pharmaceutical products. Mr. Morris graduated cum laude with a BS in Business with emphasis in Accounting from California State University, Chico, and is a Certified Public Accountant.

About AcelRx Pharmaceuticals, Inc.

AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute and breakthrough pain. AcelRx’s lead product candidate, Zalviso™, is designed to solve the problems associated with post-operative intravenous patient-controlled analgesia which has been shown to cause harm to patients following surgery because of the side effects of morphine, the invasive IV route of delivery and the complexity of infusion pumps. AcelRx has announced positive results from each of the three completed Phase 3 clinical trials for Zalviso, and has submitted an NDA to the FDA seeking approval for Zalviso in the treatment of moderate-to-severe acute pain in adult patients in the hospital setting. AcelRx plans to initiate a Phase 3 clinical trial for ARX-04, a product candidate for the treatment of moderate-to-severe acute pain in a medically supervised setting, during the second half of 2014. The company has two additional pain treatment product candidates, ARX-02 and ARX-03, which have completed Phase 2 clinical development. For additional information about AcelRx’s clinical programs, please visit www.acelrx.com.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the process and timing of anticipated future development of AcelRx’s product candidates, including the timing of potential approval for Zalviso, therapeutic and commercial potential of Zalviso and the anticipated timing, therapeutic and commercial potential of other AcelRx product candidates, including the timing of the Phase 3 trial for ARX-04. These forward-looking statements are based on AcelRx’s current expectations and inherently involve significant risks and uncertainties. AcelRx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: AcelRx’s ability to receive regulatory approval for Zalviso, that fact that FDA may dispute or interpret differently clinical results obtained to date; any delays or inability to obtain and maintain regulatory approval of its product candidates, including Zalviso, in the United States and Europe; its ability to attract funding partners or collaborators with development, regulatory and commercialization expertise; its ability to receive any milestones or royalty payments under the Gruenthal agreement; its ability to obtain sufficient financing to commercialize Zalviso and proceed with clinical development of ARX-04; the success, cost and timing of all product development activities and clinical trials, including the planned Phase 3 ARX-04 trial; the uncertain clinical development process, including the risk that clinical trials, have an effective design, enroll a sufficient number of patients, or be completed on schedule, if at all; the market potential for its product candidates; and other risks detailed in the “Risk Factors” and elsewhere in AcelRx’s U.S. Securities and Exchange Commission filings and reports, including its Annual Report on Form 10-K filed with the SEC on March 17, 2014. AcelRx undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:

Richard King

Chief Executive Officer

650.216.3501

rking@acelrx.com

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